Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on May 19, 2010) pertaining to the 2010 Omnibus Plan of Sypris Solutions, Inc. of our reports dated March 23, 2010, with respect to the consolidated financial statements and schedule of Sypris Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Sypris Solutions, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
May 19, 2010